Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2005

ARCH CAPITAL GROUP LTD. REPORTS 2005 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 28, 2005 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2005 second quarter was $126.0 million, or $1.69 per share, compared to $104.3 million, or $1.42 per share, for the 2004 second quarter, and $241.9 million, or $3.26 per share for the six months ended June 30, 2005, compared to $191.7 million, or $2.69 per share, for the six months ended June 30, 2004. The Company’s diluted book value per share increased by 11.2% to $34.49 at June 30, 2005 from $31.03 per share at December 31, 2004 (see “Calculation of Book Value Per Share” in the Supplemental Financial Information section of this release). Gross and net premiums written for the 2005 second quarter were $940.8 million and $723.7 million, respectively, compared to $816.3 million and $677.6 million, respectively, for the 2004 second quarter, and $1.92 billion and $1.52 billion, respectively, for the six months ended June 30, 2005, compared to $1.83 billion and $1.56 billion, respectively, for the six months ended June 30, 2004. The Company’s combined ratio was 89.3% for the 2005 second quarter, compared to 87.8% for the 2004 second quarter, and 89.0% for the six months ended June 30, 2005, compared to 88.4% for the six months ended June 30, 2004. All per share amounts discussed in this release are on a diluted basis.

The Company also reported after-tax operating income of $113.7 million, or $1.53 per share, for the 2005 second quarter, compared to $106.9 million, or $1.45 per share, for the 2004 second quarter, and $226.3 million, or $3.05 per share, for the six months ended June 30, 2005, compared to $193.7 million, or $2.72 per share, for the six months ended June 30, 2004. The Company’s after-tax operating income represented a 19.0% annualized return on average equity for the 2005 second quarter. Operating income, a non-GAAP measure, is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, certain non-cash compensation and other income or loss, net of income taxes. See page 6 for a further discussion of operating income and Regulation G.

The Company also reports that it currently expects to incur net losses of between $15 million and $25 million in the 2005 third quarter resulting from Hurricanes Dennis and Emily. The estimates relating to these events are based on currently available information derived from modeling techniques, industry assessments of exposure and claims information obtained from the Company’s clients and brokers. To date, the Company has received relatively few claims advices from clients and brokers. The Company’s actual losses from these events may vary materially from the estimated net losses due to the inherent uncertainties in making such determinations resulting from several factors, including the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, as well as the frequency of recent catastrophic events and the effects of any resultant demand surge on claims activity.

The following table summarizes the Company’s underwriting results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2005	2004	2005	2004
Gross premiums written	$940,753	$816,323	$1,921,445	$1,826,111
Net premiums written	723,728	677,646	1,523,529	1,561,234
Net premiums earned	739,892	723,399	1,436,960	1,431,225
Underwriting income	79,347	88,671	163,010	165,730

Combined ratio	89.3%	87.8%	89.0%	88.4%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of operating income to net income and related diluted per share results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
(U.S. dollars in thousands,	June 30,		June 30,
except per share data)	2005	2004	2005	2004

Operating income	$113,701	$106,875	$226,300	$193,685
Net realized gains (losses)	1,951	(2,333)	2,269	5,365
Net foreign exchange gains (losses)	10,989	5,102	14,628	(217)
Non-cash compensation	(649)	(2,512)	(1,313)	(4,923)
Other income (loss)	—	(2,850)	—	(2,173)
Net income	$125,992	$104,282	$241,884	$191,737

Diluted per share results:
Operating income	$1.53	$1.45	$3.05	$2.72
Net realized gains (losses)	0.02	(0.03)	0.03	0.07
Net foreign exchange gains (losses)	0.15	0.07	0.20	0.00
Non-cash compensation	(0.01)	(0.03)	(0.02)	(0.07)
Other income (loss)	—	(0.04)	—	(0.03)
Net income	$1.69	$1.42	$3.26	$2.69
Diluted average shares outstanding	74,412,553	73,500,041	74,249,728	71,336,798

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries for the 2005 second quarter consisted of a loss ratio of 60.0% and an underwriting expense ratio of 29.3%, compared to a loss ratio of 60.4% and an underwriting expense ratio of 27.4% for the 2004 second quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries for the six months ended June 30, 2005 consisted of a loss ratio of 60.5% and an underwriting expense ratio of 28.5%, compared to a loss ratio of 60.5% and an underwriting expense ratio of 27.9% for the six months ended June 30, 2004. The loss ratio of 60.0% for the 2005 second quarter was comprised of 23.2 points of paid losses, 10.0 points related to reserves for reported losses and 26.8 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company primarily uses the expected loss method of reserving, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through June 30, 2005.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities was $357.8 million for the 2005 second quarter, compared to $446.4 million for the 2004 second quarter, and $685.6 million for the six months ended June 30, 2005, compared to $843.4 million for the six months ended June 30, 2004. The decrease in operating cash flows in the 2005 periods was primarily attributable to a higher level of paid losses due, in part, to the continuing maturation of the Company’s insurance and reinsurance loss reserves. Net investment income increased to $53.7 million for the 2005 second quarter from $32.8 million for the 2004 second quarter, and $103.6 million for the six months ended June 30, 2005 from $57.4 million for the six months ended June 30, 2004. The higher level of net investment income in the 2005 periods resulted from a higher level of average invested assets and an increase in the pre-tax investment income yield to 3.4% for the 2005 second quarter, compared to 2.9% for the 2004 second quarter, and 3.4% for the six months ended June 30, 2005, compared to 2.7% for the six months ended June 30, 2004. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at June 30, 2005 and December 31, 2004. The average effective duration of the Company’s investment portfolio was 3.9 years at June 30, 2005, compared to 3.7 years at December 31, 2004, while the imbedded book yield increased to 3.7% at June 30, 2005 from 3.5% at December 31, 2004.

The effective tax rate on income before income taxes was 5.8% for the 2005 second quarter, compared to 4.3% for the 2004 second quarter, and 6.7% for the six months ended June 30, 2005, compared to 7.6% for the six months ended June 30, 2004. The effective tax rate on pre-tax operating income was 7.0% for the 2005 second quarter, compared to 5.4% for the 2004 second quarter, and 7.5% for the six months ended June 30, 2005, compared to 7.5% for the six months ended June 30, 2004. Differences in the effective tax rates in the 2005 and 2004 periods resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company currently expects that its annual effective tax rate on pre-tax operating income for 2005 will be in the range of 6% to 9%.

On a pre-tax basis, net foreign exchange gains for the 2005 second quarter of $10.2 million consisted of net unrealized gains of $10.7 million and net realized losses of $0.5 million, compared to net foreign exchange gains for the 2004 second quarter of $5.5 million, which consisted of net unrealized gains of $6.0 million and net realized losses of $0.5 million. Net foreign exchange gains for the six months ended June 30, 2005 of $13.4 million consisted of net unrealized gains of $13.4 million and minimal net realized gains, compared to net foreign exchange gains for the six months ended June 30, 2004 of $0.2 million, which consisted of net unrealized gains of $0.5 million and net realized losses of $0.3 million. The net unrealized gains in the 2005 periods resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at June 30, 2005. The Company holds investments in foreign currencies, which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income. For the 2005 periods, the net foreign exchange gains recorded by the Company were essentially offset by decreases in the Company’s investments held in foreign currencies.

Included in other income (loss) for the 2004 periods is an after-tax charge of $2.9 million which resulted from a write down of the carrying value of a subsidiary of the Company. Such subsidiary was subsequently sold in the 2004 fourth quarter.

At June 30, 2005, the Company’s capital of $2.8 billion consisted of senior notes of $300.0 million, representing 10.7% of the total, and shareholders’ equity of $2.5 billion, representing the balance. The increase in the Company’s capital during the six months ended June 30, 2005 of $261.5 million was primarily attributable to net income.

Diluted weighted average shares outstanding, which is used in the calculation of net income per share and operating income per share, was 0.9 million shares higher for the 2005 second quarter than for the 2004 second quarter with the increase primarily due to the exercise of stock options in 2004 and 2005 and increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method. Under such method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding fluctuates as the market price of the Company’s common shares changes. Diluted weighted average shares outstanding was 2.9 million shares higher for the six months ended June 30, 2005 than for the six months ended June 30, 2004 with the increase primarily due to the full weighting of 4,688,750 common shares issued in March 2004 in the 2005 period.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on Friday, July 29, 2005. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 12:00 p.m. Eastern Time on July 29 through midnight Eastern Time on August 29, 2005. A telephone replay of the conference call also will be available beginning on July 29 at 12:00 p.m. Eastern Time until August 5 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 46331971), and international callers should dial 617-801-6888 (passcode 46331971).

Arch Capital Group Ltd., a Bermuda-based company with over $2.8 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                       the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                       acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and the Company’s insureds and reinsureds;

•                       the Company’s ability to maintain or improve its ratings, which may be affected by the Company’s ability to raise additional equity or debt financings, as well as other factors described herein;

•                       general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                       competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                       the Company’s ability to successfully establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of the Company’s business;

•                       the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                       accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies, litigation and any determination to use the deposit method of accounting, which, for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through June 30, 2005;

•                       greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by the Company’s insurance and reinsurance subsidiaries;

•                       severity and/or frequency of losses;

•                       claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in the Company’s results of operations;

•                       acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                       losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of the Company’s prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                       availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                       the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

•                       the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                       changes in accounting principles or the application of such principles by accounting firms or regulators;

•                       statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers; and

•                       rating agency policies and practices.

In addition, other general factors could affect the Company’s results, including: (a) developments in the world’s financial and capital markets and the Company’s access to such markets; (b) changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including, without limitation, any such changes resulting from the recent investigations and inquiries by the New York Attorney General and others relating to the insurance industry and any attendant litigation; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of operating income, which is defined as net income or loss, excluding net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation, net of income taxes. The Company believes that net realized gains or losses, net foreign exchange gains or losses, other income or loss and non-cash compensation for any particular period are not indicative of the performance of, or trends in, the Company’s business performance. This presentation is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic, financial and foreign exchange market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of operating income.

Non-cash compensation includes costs related to the Company’s capital raising activities and the commencement of the Company’s new underwriting initiative in 2001. Since these charges, in large part, do not relate to the Company’s current operations, the Company has excluded such charges from operating income. In addition, other non-cash compensation expenses that primarily relate to incentive compensation have been included in other operating expenses and, accordingly, operating income. Non-cash compensation also does not have any impact on the Company’s shareholders’ equity.

Other income or loss includes amounts generated by certain of the Company’s privately held securities which were accounted for under the equity method of accounting prior to the sale of such securities in 2004 and, for the 2004 second quarter, the one-time write down of the carrying value of a subsidiary which was subsequently sold in the 2004 fourth quarter. Under equity method accounting, the Company records a proportionate share of the investee company’s net income or loss based on its ownership percentage in such investment. As this is a non-cash item which fluctuates based on the underlying results of the investee companies, the Company excluded such amounts from the calculation of operating income.

The Company believes that showing net income exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues
Net premiums written	$723,728	$677,646	$1,523,529	$1,561,234
(Increase) decrease in unearned premiums	16,164	45,753	(86,569)	(130,009)
Net premiums earned	739,892	723,399	1,436,960	1,431,225
Net investment income	53,660	32,811	103,576	57,384
Net realized gains (losses)	2,105	(2,321)	2,566	6,580
Fee income	1,025	4,304	7,137	8,298
Other income (loss)	—	(4,385)	—	(3,343)
Total revenues	796,682	753,808	1,550,239	1,500,144

Expenses
Losses and loss adjustment expenses	443,918	436,895	869,454	866,509
Acquisition expenses	148,538	136,889	274,671	289,745
Other operating expenses	74,232	69,155	147,633	125,248
Interest expense	5,629	4,642	11,265	6,016
Net foreign exchange gains	(10,198)	(5,503)	(13,435)	(184)
Non-cash compensation	753	2,756	1,527	5,394
Total expenses	662,872	644,834	1,291,115	1,292,728

Income Before Income Taxes	133,810	108,974	259,124	207,416

Income tax expense	7,818	4,692	17,240	15,679

Net Income	$125,992	$104,282	$241,884	$191,737

Net Income Per Share Data
Basic	$3.65	$3.26	$7.02	$6.47
Diluted	$1.69	$1.42	$3.26	$2.69

Weighted Average Shares Outstanding
Basic	34,563,565	32,023,865	34,464,740	29,650,932
Diluted	74,412,553	73,500,041	74,249,728	71,336,798

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2005	2004
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2005, $6,079,549; 2004, $5,506,193)	$6,124,248	$5,545,121
Short-term investments available for sale, at fair value (amortized cost: 2005, $177,156; 2004, $155,498)	176,268	155,771
Privately held securities (cost: 2005, $13,619; 2004, $17,022)	22,251	21,571
Total investments	6,322,767	5,722,463
Cash	162,017	113,052
Accrued investment income	63,210	57,163
Premiums receivable	622,664	520,781
Funds held by reinsureds	199,283	209,946
Unpaid losses and loss adjustment expenses recoverable	798,752	695,582
Paid losses and loss adjustment expenses recoverable	31,611	26,874
Prepaid reinsurance premiums	336,721	321,422
Goodwill and intangible assets	16,666	16,666
Deferred income tax assets, net	54,101	58,745
Deferred acquisition costs, net	303,969	278,184
Other assets	216,883	197,876
Total Assets	$9,128,644	$8,218,754

Liabilities
Reserve for losses and loss adjustment expenses	$4,175,403	$3,570,734
Unearned premiums	1,641,659	1,541,217
Reinsurance balances payable	143,838	169,502
Senior notes	300,000	300,000
Deposit accounting liabilities	50,337	44,023
Payable for securities purchased	20,152	53,642
Other liabilities	293,863	297,730
Total Liabilities	6,625,252	5,976,848

Commitments and Contingencies

Shareholders’ Equity
Preference shares ($0.01 par value, 50,000,000 shares authorized, issued: 2005, 37,327,502; 2004, 37,348,150)	373	373
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2005, 35,262,005; 2004, 34,902,923)	353	349
Additional paid-in capital	1,568,955	1,560,291
Deferred compensation under share award plan	(6,389)	(9,879)
Retained earnings	886,746	644,862
Accumulated other comprehensive income, net of deferred income tax	53,354	45,910
Total Shareholders’ Equity	2,503,392	2,241,906
Total Liabilities and Shareholders’ Equity	$9,128,644	$8,218,754

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2005	2004
Preference Shares
Balance at beginning of year	$373	$388
Converted to common shares	(0)	(4)
Balance at end of period	373	384

Common Shares
Balance at beginning of year	349	282
Common shares issued	4	49
Converted from preference shares	0	4
Balance at end of period	353	335

Additional Paid-in Capital
Balance at beginning of year	1,560,291	1,361,267
Common shares issued	1,698	184,437
Exercise of stock options	7,430	3,592
Common shares retired	(846)	(2,708)
Other	382	1,854
Balance at end of period	1,568,955	1,548,442

Deferred Compensation Under Share Award Plan
Balance at beginning of year	(9,879)	(15,004)
Restricted common shares issued	(291)	(2,142)
Deferred compensation expense recognized	3,781	5,354
Balance at end of period	(6,389)	(11,792)

Retained Earnings
Balance at beginning of year	644,862	327,963
Net income	241,884	191,737
Balance at end of period	886,746	519,700

Accumulated Other Comprehensive Income
Balance at beginning of year	45,910	35,833
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	8,514	(53,958)
Foreign currency translation adjustments, net of deferred income tax	(1,070)	(1,440)
Balance at end of period	53,354	(19,565)
Total Shareholders’ Equity	$2,503,392	$2,037,504

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2005	2004
Comprehensive Income
Net income	$241,884	$191,737
Other comprehensive income (loss), net of deferred income tax
Unrealized appreciation (decline) in value of investments:
Unrealized holding gains (losses) arising during period	9,239	(50,987)
Reclassification of net realized gains, net of income taxes, included in net income	(725)	(2,971)
Foreign currency translation adjustments	(1,070)	(1,440)
Other comprehensive income (loss)	7,444	(55,398)
Comprehensive Income	$249,328	$136,339

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited) Six Months Ended June 30,
	2005	2004
Operating Activities
Net income	$241,884	$191,737
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains	(1,022)	(5,630)
Other (income) loss	—	3,343
Non-cash compensation	4,073	5,394
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	501,499	653,127
Unearned premiums, net of prepaid reinsurance premiums	85,143	130,009
Premiums receivable	(101,883)	(125,830)
Deferred acquisition costs, net	(25,785)	(26,373)
Funds held by reinsureds	10,663	5,148
Reinsurance balances payable	(25,664)	(13,534)
Accrued investment income	(6,047)	(11,903)
Paid losses and loss adjustment expenses recoverable	(4,737)	(4,634)
Deferred income tax assets, net	5,142	(13,213)
Deposit accounting liabilities	6,314	15,733
Other liabilities	(1,395)	24,360
Other items, net	(2,592)	15,671
Net Cash Provided By Operating Activities	685,593	843,405

Investing Activities
Purchases of fixed maturity investments	(1,985,427)	(3,413,832)
Proceeds from sales of fixed maturity investments	1,194,890	2,152,504
Proceeds from redemptions and maturities of fixed maturity investments	163,973	124,585
Sales of equity securities	1,986	11,043
Net purchases (sales) of short-term investments	(9,528)	148,182
Purchases of furniture, equipment and other	(7,588)	(10,878)
Net Cash Used For Investing Activities	(641,694)	(988,396)

Financing Activities
Proceeds from common shares issued	6,348	182,090
Proceeds from issuance of senior notes	—	296,442
Repayment of revolving credit agreement borrowings	—	(200,000)
Repurchase of common shares	(780)	(879)
Net Cash Provided By Financing Activities	5,568	277,653
Effects of exchange rate changes on foreign currency cash	(502)	(1,440)
Increase in cash	48,965	131,222
Cash beginning of year	113,052	56,899
Cash end of period	$162,017	$188,121
Income taxes paid, net	$34,958	$22,663
Interest paid	$11,141	$1,861

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

The following table provides information on the Company’s investing activities, including investment income yield (net of investment expenses), average effective duration and average credit quality.

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
Net investment income yield (at amortized cost)	2005	2004	2005	2004

Pre-tax	3.4%	2.9%	3.4%	2.7%
After-tax	3.3%	2.7%	3.2%	2.5%

	(Unaudited)
	June 30,		December 31,
Fixed maturities and short-term investments	2005		2004

Average effective duration (in years)	3.9		3.7
Average credit quality (Standard & Poors)	AA	+	AA	+
Imbedded book yield (1)	3.7%		3.5%

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2005	2004	2005	2004

Annualized operating return on average equity (2)	19.0%	21.1%	19.1%	20.7%

(1)          Before investment expenses.

(2)          Annualized operating return on average equity, a non-GAAP measure, equals annualized operating income divided by average shareholders’ equity (calculated using the beginning and ending values during the period). See “Comment on Regulation G” above.

Segment Information

The Company classifies its businesses into two underwriting segments — reinsurance and insurance — and a corporate and other segment (non-underwriting). The Company’s reinsurance and insurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight product lines, including: casualty; construction and surety; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (primarily non-standard auto prior to the sale of such operations in December 2004, collateralized protection business and certain programs).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, other income or losses, other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and non-cash compensation.  The corporate and other segment also includes the results of the Company’s merchant banking operations prior to the sale of such operations in October 2004.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income:

	(Unaudited) Three Months Ended June 30, 2005
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$376,803	$577,420	$940,753
Net premiums written	350,056	373,672	723,728

Net premiums earned	$385,806	$354,086	$739,892
Policy-related fee income	—	732	732
Other underwriting-related fee income	22	271	293
Losses and loss adjustment expenses	(213,947)	(229,971)	(443,918)
Acquisition expenses, net	(113,443)	(35,095)	(148,538)
Other operating expenses	(11,882)	(57,232)	(69,114)
Underwriting income	$46,556	$32,791	79,347

Net investment income			53,660
Net realized gains			2,105
Other expenses			(5,118)
Interest expense			(5,629)
Net foreign exchange gains			10,198
Non-cash compensation			(753)
Income before income taxes			133,810
Income tax expense			(7,818)

Net income			$125,992

Underwriting Ratios
Loss ratio	55.5%	64.9%	60.0%
Acquisition expense ratio (2)	29.4%	9.7%	20.0%
Other operating expense ratio	3.1%	16.2%	9.3%
Combined ratio	88.0%	90.8%	89.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Three Months Ended June 30, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$382,987	$465,516	$816,323
Net premiums written	364,271	313,375	677,646

Net premiums earned	$378,874	$344,525	$723,399
Policy-related fee income	—	3,608	3,608
Other underwriting-related fee income	56	296	352
Losses and loss adjustment expenses	(218,479)	(218,416)	(436,895)
Acquisition expenses, net	(98,265)	(38,624)	(136,889)
Other operating expenses	(10,380)	(54,524)	(64,904)
Underwriting income	$51,806	$36,865	88,671

Net investment income			32,811
Net realized losses			(2,321)
Other fee income, net of related expenses			344
Other income (loss)			(4,385)
Other expenses			(4,251)
Interest expense			(4,642)
Net foreign exchange gains			5,503
Non-cash compensation			(2,756)
Income before income taxes			108,974
Income tax expense			(4,692)

Net income			$104,282

Underwriting Ratios
Loss ratio	57.7%	63.4%	60.4%
Acquisition expense ratio (2)	25.9%	10.2%	18.4%
Other operating expense ratio	2.7%	15.8%	9.0%
Combined ratio	86.3%	89.4%	87.8%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Six Months Ended June 30, 2005
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$865,598	$1,084,164	$1,921,445
Net premiums written	827,749	695,780	1,523,529

Net premiums earned	$761,838	$675,122	$1,436,960
Policy-related fee income	—	1,649	1,649
Other underwriting-related fee income	4,645	843	5,488
Losses and loss adjustment expenses	(432,621)	(436,833)	(869,454)
Acquisition expenses, net	(212,895)	(61,776)	(274,671)
Other operating expenses	(22,775)	(114,187)	(136,962)
Underwriting income	$98,192	$64,818	163,010

Net investment income			103,576
Net realized gains			2,566
Other expenses			(10,671)
Interest expense			(11,265)
Net foreign exchange gains			13,435
Non-cash compensation			(1,527)
Income before income taxes			259,124
Income tax expense			(17,240)

Net income			$241,884

Underwriting Ratios
Loss ratio	56.8%	64.7%	60.5%
Acquisition expense ratio (2)	27.9%	8.9%	19.0%
Other operating expense ratio	3.0%	16.9%	9.5%
Combined ratio	87.7%	90.5%	89.0%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions.  Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

	(Unaudited) Six Months Ended June 30, 2004
(U.S. dollars in thousands)	Reinsurance	Insurance	Total

Gross premiums written (1)	$948,726	$947,085	$1,826,111
Net premiums written	915,159	646,075	1,561,234

Net premiums earned	$761,924	$669,301	$1,431,225
Policy-related fee income	—	7,393	7,393
Other underwriting-related fee income	376	424	800
Losses and loss adjustment expenses	(438,296)	(428,213)	(866,509)
Acquisition expenses, net	(205,393)	(84,352)	(289,745)
Other operating expenses	(19,651)	(97,783)	(117,434)
Underwriting income	$98,960	$66,770	165,730

Net investment income			57,384
Net realized gains			6,580
Other fee income, net of related expenses			105
Other income (loss)			(3,343)
Other expenses			(7,814)
Interest expense			(6,016)
Net foreign exchange gains			184
Non-cash compensation			(5,394)
Income before income taxes			207,416
Income tax expense			(15,679)

Net income			$191,737

Underwriting Ratios
Loss ratio	57.5%	64.0%	60.5%
Acquisition expense ratio (2)	27.0%	11.5%	19.7%
Other operating expense ratio	2.6%	14.6%	8.2%
Combined ratio	87.1%	90.1%	88.4%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include policy-related fee income.

The following tables set forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended June 30,
	2005		2004
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$160,646	45.9%	$223,626	61.4%
Property excluding property catastrophe	81,341	23.2%	65,987	18.1%
Other specialty	74,988	21.4%	42,234	11.6%
Marine and aviation	18,089	5.2%	12,067	3.3%
Property catastrophe	9,362	2.7%	13,019	3.6%
Other	5,630	1.6%	7,338	2.0%
Total	$350,056	100.0%	$364,271	100.0%

Net premiums earned
Casualty (1)	$176,399	45.7%	$189,777	50.1%
Property excluding property catastrophe	87,488	22.7%	56,878	15.0%
Other specialty	68,545	17.8%	73,800	19.5%
Marine and aviation	20,619	5.3%	21,682	5.7%
Property catastrophe	21,768	5.6%	23,397	6.2%
Other	10,987	2.9%	13,340	3.5%
Total	$385,806	100.0%	$378,874	100.0%

Net premiums written
Pro rata	$305,842	87.4%	$287,312	78.9%
Excess of loss	44,214	12.6%	76,959	21.1%
Total	$350,056	100.0%	$364,271	100.0%

Net premiums earned
Pro rata	$294,526	76.3%	$279,940	73.9%
Excess of loss	91,280	23.7%	98,934	26.1%
Total	$385,806	100.0%	$378,874	100.0%

Net premiums written by client location
United States and Canada	$205,837	58.8%	$239,841	65.9%
Europe	109,970	31.4%	78,079	21.4%
Bermuda	17,314	5.0%	26,282	7.2%
Asia and Pacific	9,829	2.8%	12,419	3.4%
Other	7,106	2.0%	7,650	2.1%
Total	$350,056	100.0%	$364,271	100.0%

(1) Includes professional liability business.

	(Unaudited) Six Months Ended June 30,
	2005		2004
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$371,515	44.9%	$452,177	49.4%
Property excluding property catastrophe	169,536	20.5%	174,576	19.1%
Other specialty	166,017	20.1%	148,531	16.2%
Property catastrophe	53,924	6.5%	71,223	7.8%
Marine and aviation	48,118	5.8%	42,710	4.7%
Other	18,639	2.2%	25,942	2.8%
Total	$827,749	100.0%	$915,159	100.0%

Net premiums earned
Casualty (1)	$389,660	51.1%	$342,353	44.9%
Property excluding property catastrophe	144,983	19.0%	141,675	18.6%
Other specialty	119,299	15.7%	159,915	21.0%
Property catastrophe	46,529	6.1%	50,610	6.6%
Marine and aviation	42,610	5.6%	42,464	5.6%
Other	18,757	2.5%	24,907	3.3%
Total	$761,838	100.0%	$761,924	100.0%

Net premiums written
Pro rata	$625,489	75.6%	$611,418	66.8%
Excess of loss	202,260	24.4%	303,741	33.2%
Total	$827,749	100.0%	$915,159	100.0%

Net premiums earned
Pro rata	$572,138	75.1%	$564,222	74.1%
Excess of loss	189,700	24.9%	197,702	25.9%
Total	$761,838	100.0%	$761,924	100.0%

Net premiums written by client location
United States and Canada	$486,587	58.8%	$580,739	63.5%
Europe	265,465	32.1%	236,681	25.9%
Bermuda	44,378	5.4%	63,407	6.9%
Asia and Pacific	15,399	1.8%	17,871	1.9%
Other	15,920	1.9%	16,461	1.8%
Total	$827,749	100.0%	$915,159	100.0%

(1) Includes professional liability business.

The following tables set forth the insurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited) Three Months Ended June 30,
	2005		2004
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$72,503	19.4%	$52,712	16.8%
Property, marine and aviation	68,090	18.2%	35,792	11.4%
Programs	58,524	15.7%	92,197	29.4%
Professional liability	57,795	15.5%	41,318	13.2%
Executive assurance	48,131	12.9%	30,533	9.7%
Construction and surety	40,552	10.8%	27,745	8.9%
Healthcare	12,626	3.4%	10,367	3.3%
Other	15,451	4.1%	22,711	7.3%
Total	$373,672	100.0%	$313,375	100.0%

Net premiums earned
Casualty	$73,686	20.8%	$57,560	16.7%
Property, marine and aviation	55,534	15.7%	33,643	9.8%
Programs	53,154	15.0%	102,496	29.7%
Professional liability	52,922	15.0%	44,619	13.0%
Executive assurance	37,149	10.5%	31,373	9.1%
Construction and surety	46,910	13.2%	41,260	12.0%
Healthcare	16,339	4.6%	12,149	3.5%
Other	18,392	5.2%	21,425	6.2%
Total	$354,086	100.0%	$344,525	100.0%

Net premiums written by client location
United States and Canada	$327,754	87.7%	$303,075	96.7%
Europe	29,195	7.8%	5,890	1.9%
Other	16,723	4.5%	4,410	1.4%
Total	$373,672	100.0%	$313,375	100.0%

	(Unaudited) Six Months Ended June 30,
	2005		2004
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty	$136,301	19.6%	$116,259	18.0%
Programs	111,791	16.1%	181,977	28.2%
Property, marine and aviation	110,182	15.8%	65,523	10.1%
Professional liability	108,235	15.6%	92,882	14.4%
Construction and surety	92,594	13.2%	65,988	10.2%
Executive assurance	74,161	10.7%	58,016	9.0%
Healthcare	29,062	4.2%	23,793	3.7%
Other	33,454	4.8%	41,637	6.4%
Total	$695,780	100.0%	$646,075	100.0%

Net premiums earned
Casualty	$142,953	21.2%	$112,340	16.8%
Programs	108,465	16.1%	190,567	28.5%
Property, marine and aviation	99,083	14.7%	68,355	10.2%
Professional liability	101,672	15.0%	85,246	12.8%
Construction and surety	89,689	13.3%	91,172	13.6%
Executive assurance	64,371	9.5%	62,411	9.3%
Healthcare	33,339	4.9%	23,666	3.5%
Other	35,550	5.3%	35,544	5.3%
Total	$675,122	100.0%	$669,301	100.0%

Net premiums written by client location
United States and Canada	$614,296	88.3%	$627,910	97.2%
Europe	56,301	8.1%	6,885	1.1%
Other	25,183	3.6%	11,280	1.7%
Total	$695,780	100.0%	$646,075	100.0%

Discussion of 2005 Second Quarter Performance

The reinsurance segment’s underwriting income was $46.6 million for the 2005 second quarter, compared to $51.8 million for the 2004 second quarter. The combined ratio for the reinsurance segment was 88.0% for the 2005 second quarter, compared to 86.3% for the 2004 second quarter.

Gross premiums written for the reinsurance segment were $376.8 million for the 2005 second quarter, compared to $383.0 million for the 2004 second quarter. Net premiums written were $350.1 million for the 2005 second quarter, compared to $364.3 million for the 2004 second quarter. During the 2005 second quarter, based on additional information provided by ceding companies, the reinsurance segment recorded adjustments on certain treaties written in 2002 and 2003. These adjustments, which had no impact on cash flow or underwriting income, had the effect of increasing gross and net premiums written, premiums earned and acquisition expenses by approximately $11.3 million. The decrease in premium volume, adjusted for such item, was primarily due to a reduction in U.S. casualty business and in response to softening market conditions. Net premiums earned for the reinsurance segment were $385.8 million for the 2005 second quarter, compared to $378.9 million for the 2004 second quarter, and generally reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the reinsurance segment in the 2005 second quarter benefited from estimated net favorable development in prior year loss reserves, net of related adjustments, of $15.1 million, primarily attributable to property and other short tail business. The net impact of such development was a 3.9 point reduction in the 2005 second quarter combined ratio. For the 2004 second quarter, underwriting income benefited from estimated net favorable development on prior year loss reserves of $26.4 million, or a 7.0 point reduction in the combined ratio, primarily in property and other short-tail business. Such amount included estimated net favorable development on non-traditional business of approximately $9.5 million, or a 2.5 point reduction in the loss ratio, primarily as a result of the commutation of certain treaties. Such development was substantially offset by additional profit commissions payable as a result of the commutations that increased acquisition expenses by $7.8 million, or 2.0 points of the acquisition expense ratio.

The underwriting expense ratio for the reinsurance segment was 32.5% in the 2005 second quarter, compared to 28.6% in the 2004 second quarter. The acquisition expense ratio for the 2005 second quarter was 29.4%, compared to 25.9% for the 2004 second quarter. The 2005 second quarter ratio included 2.9 points from the adjustments on certain treaties written in 2002 and 2003 discussed above, and a 0.4 point increase under a sliding scale arrangement on a certain treaty which resulted from a decrease in the loss ratio of the same percentage. In addition, a higher percentage of net premiums earned in the 2005 second quarter were from pro rata business than in the 2004 second quarter. As pro rata contracts are typically written at a higher acquisition expense ratio and lower loss ratio than excess of loss business, this resulted in an increase in the acquisition expense ratio in the 2005 period. The balance of the increase in the acquisition expense ratio was due to changes in the reinsurance segment’s mix of business.

The other operating expense ratio increased to 3.1% for the 2005 second quarter, compared to 2.7% for the 2004 second quarter. The higher ratio in the 2005 second quarter reflected additional expenses incurred in the 2005 second quarter as a result of the continued development of the reinsurance segment’s operating platform and the leveling off of net premiums earned.

The insurance segment’s underwriting income was $32.8 million for the 2005 second quarter, compared to $36.9 million for the 2004 second quarter. The insurance segment’s combined ratio was 90.8% for the 2005 second quarter, compared to 89.4% for the 2004 second quarter.

Gross premiums written for the insurance segment were $577.4 million for the 2005 second quarter, compared to $465.5 million for the 2004 second quarter. The growth in gross premiums written in the 2005 second quarter primarily resulted from contributions in the property, executive assurance and professional liability lines from the insurance segment’s European operations, which became fully operational in the 2004 third quarter. In addition, growth in certain U.S. specialty lines, mainly in the primary casualty, property and professional liability lines, was partially offset by reductions in program business and from the sale of the insurance segment’s non-standard auto insurance operations in late 2004. The reduction in program business in the 2005 second quarter primarily resulted from the non-renewal of certain programs in 2004.

Ceded premiums written were 35.3% of gross premiums written for the 2005 second quarter, compared to 32.7% for the 2004 second quarter. The growth in the 2005 ceded percentage was due, in part, to the cession of 30% of certain program business with effective dates subsequent to March 31, 2004. In addition, the insurance segment’s property business was a higher percentage of written premium in the 2005 second quarter than in the 2004 period. As a higher percentage of property business is ceded to third parties than most other lines, this had the effect of increasing the ceded ratio in the 2005 second quarter. In addition, the ceded ratio on property business increased in the 2005 period as the insurance segment built capacity in order to increase its penetration of global businesses, primarily through the use of reinsurance.

Net premiums written for the insurance segment were $373.7 million for the 2005 second quarter, compared to $313.4 million for the 2004 second quarter, with the increase due to the reasons discussed above. Net premiums earned for the insurance segment were $354.1 million for the 2005 second quarter, compared to $344.5 million for the 2004 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

Underwriting income for the insurance segment in the 2005 second quarter was impacted by estimated net adverse development in prior year loss reserves of $8.0 million, or a 2.3 point increase in the combined ratio, compared to minimal estimated net favorable development in the 2004 second quarter. The estimated net adverse development in the 2005 second quarter included $6.0 million of additional losses incurred related to the 2004 third quarter hurricane activity as well as adverse development on the insurance segment’s marine business.

The underwriting expense ratio for the insurance segment was 25.9% in the 2005 second quarter, compared to 26.0% in the 2004 second quarter. The acquisition expense ratio was 9.7% for the 2005 second quarter, compared to 10.2% for the 2004 second quarter. The acquisition expense ratio is calculated net of certain policy-related fee income and is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio for the insurance segment in the 2005 second quarter decreased from the 2004 second quarter as the percentage of ceded business was higher in the 2005 period and the contribution of program business (which operates at a higher acquisition expense ratio) to net premiums earned was lower in the 2005 period. The insurance segment’s other operating expense ratio for the 2005 second quarter was 16.2%, compared to 15.8% for the 2004 second quarter, reflecting additional expenses incurred in the 2005 second quarter as the insurance segment has expanded its operating platform, including the addition of operations in Canada, and the leveling off of net premiums earned.

Calculation of Book Value Per Share

The following book value per share calculations are based on shareholders’ equity of $2.50 billion and $2.24 billion at June 30, 2005 and December 31, 2004, respectively. The shares and per share numbers set forth below exclude the effects of 5,915,645 and 6,172,199 stock options, 98,125 and 150,000 Class B warrants and 96,651 and 84,992 restricted stock units outstanding at June 30, 2005 and December 31, 2004, respectively.

	(Unaudited)
	June 30, 2005		December 31, 2004
	Outstanding Shares	Cumulative Book Value Per Share	Outstanding Shares	Cumulative Book Value Per Share
Common shares (1)	35,262,005	$48.76	34,902,923	$41.76
Series A convertible preference shares	37,327,502		37,348,150
Total	72,589,507	$34.49	72,251,073	$31.03

(1) Book value per common share at June 30, 2005 and December 31, 2004 was determined by dividing (i) the difference between total shareholders’ equity and the aggregate liquidation preference of the Series A convertible preference shares of $783.9 million and $784.3 million, respectively, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the “Subscription Agreement”), in November 2005, there will be a calculation of a final adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.